UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  2/2/2006

OXIS International, Inc.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-8092

DE	94-1620407
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

6040 N Cutter Circle Suite 317, Portland, OR 97217
(Address of Principal Executive Offices, Including Zip Code)

503-283-3911
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.        Entry into a Material Definitive Agreement.

OXIS International, Inc. (“OXIS”) entered into a one-year non-revolving loan agreement with an effective date of February 2, 2006 under similar terms to the KeyBank loan, described in Item 1.02 below, with Bridge Bank, N.A. (the “Bridge Bank Loan”). On February 7, 2006, OXIS entered into a loan agreement with Bridge Bank in the amount of $3,060,000 and granted a security interest to Bridge Bank in a $3,060,000 Certificate of Deposit that is owned by OXIS. As with the KeyBank Loan, the Bridge Bank Loan will bear interest at an annual rate that is 2.0% greater than the annual rate of interest on the Certificate of Deposit held by Bridge Bank as collateral.

Item 1.02.        Termination of a Material Definitive Agreement

On February 7, 2006, OXIS terminated its one-year non-revolving loan agreement with KeyBank National Association (“KeyBank”). The original loan agreement with KeyBank dated December 2, 2005 involved a loan in the amount of $3,060,000 (the “KeyBank Loan”) which OXIS utilized to purchase fifty one percent of the outstanding shares of BioCheck, Inc. Under the terms of the KeyBank Loan, as security for OXIS' repayment obligations under the Loan Agreement, OXIS granted a security interest to KeyBank in a $3,060,000 Certificate of Deposit that is owned by OXIS. The KeyBank Loan bore interest at an annual rate that is 2.0% greater than the annual rate of interest on the Certificate of Deposit held as collateral. On February 7, 2006 OXIS paid off its KeyBank loan and closed its $3,060,000 Certificate of Deposit at KeyBank.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Dated: February 15, 2006

OXIS International, Inc.

By:	/s/ Michael D. Centron
Michael D. Centron
Vice President & Chief Financial Officer